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                                                                    EXHIBIT 10.P


                        (EL PASO NATURAL GAS LETTERHEAD)


January 13, 1995


Mr. William A. Wise
Chairman, President and CEO
El Paso Natural Gas Company
100 North Stanton Street
El Paso, Texas 79901

Dear Bill:

         This letter relates to shares of restricted stock held by you now or in the future under either the El Paso Natural Gas Company Omnibus Compensation Plan dated as of January 1, 1992, or the El Paso Natural Gas Company 1995 Omnibus Compensation Plan (the "Omnibus Plans"), and as to which restrictions have not lapsed on any applicable date (the "Omnibus Restricted Shares"). This letter also relates to stock options issued under either of the Omnibus Plans and which have not become exercisable on any applicable date (the "Unexercisable Options").

         Finally, this letter also relates to additional shares of Restricted Stock to be received by you under the El Paso Natural Gas Company 1995 Incentive Compensation Plan (the "1995 Incentive Plan"). (Capitalized terms not separately defined have the meaning given in the 1995 Incentive Plan.) You may receive such Restricted Stock as an award under Section 7.1(a)(ii) of the 1995 Incentive Plan. You will also have the right under Section 7.2 of the Incentive Plan to elect to have an additional portion of your annual bonus paid in shares of Restricted Stock. In both cases, the number of shares of Restricted Stock set aside for your account will include additional shares of Restricted Stock as described in Section 7.1(c) of the 1995 Incentive Plan. Hereafter, all such shares of Restricted Stock acquired by you under the 1995 Incentive Plan shall be referred to as your "Incentive Plan Restricted Shares." Section 8.5 of the 1995 Incentive Plan provides certain terms relating to the lapse of restrictions on Restricted Stock in the event a participant's employment terminates. However,
Section 8.5 also provides that the Plan Administrator may accelerate or defer the lapse of restrictions under that Section.

         In order to reduce uncertainty to you in connection with the Omnibus Plans or the 1995 Incentive Plan, as well as to encourage you to elect payment of annual bonus in the form of shares of Restricted Stock under Section 7.2 of the 1995 Incentive Plan. The Company hereby agrees that upon termination of your employment due to (i) death, (ii) retirement, (iii) Permanent Disability, (iv) any other involuntary termination without Cause, or (v) any voluntary termination for "Good Reason" as that term is defined in the El Paso Natural Gas Company Key Executive Severance Protection Plan, as Amended and Restated Effective as of January 13, 1995, except that "Good Reason" shall also include loss of your position as Chairman of the Board of Directors otherwise than as a result of a termination of your employment for Cause, or voluntary termination without Good Reason,



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Mr. William A. Wise
January 13, 1995
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         (a)      the "Restriction Period" as defined in each of the Omnibus
                  Plans shall lapse, and all restrictions on any Omnibus Restricted Shares shall end,

         (b) any Unexercisable Option shall become fully exercisable for a period of thirty-six months from the applicable date, unless such Option by its terms expires sooner, and no restrictions shall be placed under either of the Omnibus Plans on the shares acquired therewith, other than such restrictions as may be reasonably determined by the Company to be necessary to comply with applicable laws, and

         (c) the Restriction Period on your Incentive Plan Restricted Shares shall end and all restrictions shall lapse.

         The special provisions set forth above have been specifically approved by the Company's Compensation Committee of the Board of Directors, acting as the Plan Administrator under the Omnibus Plans and the 1995 Incentive Plan.

          Please indicate your understanding of and agreement to the terms set forth above.


                                             EL PASO NATURAL GAS COMPANY


                                              By:       /s/ BEN F. LOVE
                                                     Ben F. Love, Chairman,
                                                     Compensation Committee
 Understood and Agreed:


 /s/ WILLIAM A. WISE                          By:    /s/ JOEL RICHARDS III
     William A. Wise                                   Joel Richards III
                                                      Senior Vice President